EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration on Form S-8 of Itronics Inc. to be filed on or about October 17, 2008 of our report dated April 14, 2008 on the consolidated financial statements of Itronics Inc. and Subsidiaries which expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty appearing in the Annual Report on Form 10-KSB of Itronics Inc. for the year ended December 31, 2007.

/s/Moore Stephens Wurth Frazer and Torbet, LLP

MOORE STEPHENS WURTH FRAZER AND TORBET, LLP

Walnut, California October 13, 2008